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                                                                    EXHIBIT 99.1


1. WHAT IS THE OPTIMAL CAPITAL STRUCTURE FOR YOUR BUSINESS? WHAT, IF ANYTHING, DO YOU PLAN TO DO NEAR-TERM TO GET THERE?

For the past several years we have targeted a ratio of debt to equity of 1:1. The target was a "stretch" goal when it was set, based on our ability to attract debt capital at the time. We have made great progress and expect we will reach our 1:1 target during 2005.

Having essentially reached our initial target, we are in the process of reevaluating our position and, if appropriate, establishing a new target.


2. WHAT DO YOU PLAN TO DO WITH YOUR RETAINED EARNINGS? ARE YOU INTERESTED IN ACQUISITIONS? DEBT RETIREMENT? SHARE BUYBACKS OR DIVIDENDS?

We will profitably invest as much capital as we can in our core business, and return excess capital to shareholders in the form of dividends or share repurchases.

Although possible, we are generally not interested in acquisitions.









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CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

Certain statements in this document that are not historical facts, such as those using terms like "believes," "expects," "anticipates," "assumptions," "forecasts," "estimates" and those regarding the Company's future plans and objectives, are "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements represent the Company's outlook only as of the date of this document. While the Company believes that its forward-looking statements are reasonable, actual results could differ materially since the statements are based on current expectations, which are subject to risks and uncertainties. Factors that might cause such a difference include the following:

         o the Company's potential inability to accurately forecast and estimate the amount and timing of future collections,

         o increased competition from traditional financing sources and from non-traditional lenders,

         o the unavailability of funding at competitive rates of interest,

         o the Company's potential inability to continue to obtain third party financing on favorable terms,

         o the Company's potential inability to generate sufficient cash flow to service its debt and fund its future operations,

         o        adverse changes in applicable laws and regulations,

         o        adverse changes in economic conditions,

         o adverse changes in the automobile or finance industries or in the non-prime consumer finance market,

         o the Company's potential inability to maintain or increase the volume of automobile loans,

         o an increase in the amount or severity of litigation against the Company,

         o        the loss of key management personnel,

         o        the effect of terrorist attacks and potential attacks, and

         o various other factors discussed in the Company's reports filed with the Securities and Exchange Commission.

Other factors not currently anticipated by management may also materially and adversely affect the Company's results of operations. The Company does not undertake, and expressly disclaims any obligation, to update or alter its statements whether as a result of new information, future events or otherwise, except as required by applicable law.